Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Dismissal of Third and Final Shareholder Lawsuit

INCLINE VILLAGE, NV, March 3, 2015 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today announced that the third of three shareholder lawsuits filed in the fall of 2014, was voluntarily dismissed without prejudice.

On February 2, 2015, a securities lawsuit that was filed against the Company last September on behalf of a putative class of purchasers of the Company’s stock, Hampe v. PDL Biopharma, Inc., et al., No. 2:14-CV-01526-APG-NJK (D. Nev.), was voluntarily dismissed without prejudice.  Shortly thereafter, and in light of the dismissal of the Hampe case, two derivative lawsuits filed against the Company’s directors, which were based on nearly identical substantive allegations to those made in the Hampe lawsuit, were similarly voluntarily dismissed without prejudice.  The two derivative suits, Feely, et ano. v. Lindell, et al., No. 2:14-CV-01738-APG-GWF (D. Nev.) and Marchetti, et ano. v. Lindell, et al., No. A-14-708757-C (Dist. Ct. Clark Co., Nev.), were dismissed on February 17, 2015 and February 18, 2015, respectively.   This notice is provided to shareholders of the company pursuant to the direction of the courts that dismissed the derivative lawsuits.  The Company is subject to no ongoing securities or shareholder lawsuits.

About PDL BioPharma

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.